EXHIBIT #10.77

                                    AGREEMENT


         AGREEMENT (this "Agreement") made and entered to this 7th day of July, 1998, by and between LADBROKE RACING MANAGEMENT - PENNSYLVANIA, a Pennsylvania general partnership located in Washington County, Pennsylvania, (referred to herein as "LADBROKE") and MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION, a Pennsylvania corporation located in Grantville, Pennsylvania (referred to herein as "MOUNTAINVIEW"). LADBROKE and MOUNTAINVIEW are individually referred to herein as a "Party" and collectively as the "Parties".

                                   BACKGROUND

         LADBROKE operates, pursuant to Section 218 of the Pennsylvania Racehorse Industry Reform Act of 1981, as amended (the "Act"), a non-primary facility located in Richland Township, Cambria County, Pennsylvania (the "Johnstown Facility") under a lease agreement dated October 14, 1991 between LADBROKE and University Park Associates (the "Landlord") pertaining to that certain premises located in Johnstown, Pennsylvania described in the lease agreement attached hereto as Exhibit "A" (the "Lease").

         LADBROKE desires to transfer to MOUNTAINVIEW all of its right, title and interest in and to the lease agreement as well as all improvements, furniture, fixtures and equipment located thereon.

         Effective September 1, 1998, or such later date as required by any regulatory authority (the "Effective Date"), LADBROKE will cease operating the Johnstown Facility and relinquish any rights it has to conduct pari-mutuel wagering at the facility pursuant to the Act. LADBROKE desires that MOUNTAINVIEW sublease from LADBROKE and operate the Johnstown Facility from the Effective Date until the Closing Date (hereinafter defined), pending the final closing of the transactions contemplated hereby.

         MOUNTAINVIEW is authorized to conduct pari-mutuel wagering in Pennsylvania pursuant to the Act and to operate non-primary locations. MOUNTAINVIEW desires to operate the Johnstown Facility pursuant to the terms and provisions hereof and the Act.

         NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual agreements and covenants contained hereinafter, the parties agree as follows:

1.  The Assignment

         1.1 LADBROKE agrees to assign and transfer to MOUNTAINVIEW as of and on the Closing Date all LADBROKE's right, benefit and interest in and under the Lease, including LADBROKE's leasehold estate, furniture, fixtures, equipment, inventories and leasehold improvements which are located on the premises described in the Lease and described on Schedule 1.1 attached hereto (collectively the "Assets") and all benefit and advantage to be derived therefrom, to have and to hold the same for its remaining term and all renewals thereof. MOUNTAINVIEW shall pay LADBROKE for all inventories, including food, beverages and paper supplies and excluding any other items such as small ware (which shall have been transferred to MOUNTAINVIEW on the Effective Date) within five business days after the Effective Date based on an inventory thereof taken by the Parties at the close of business on the day before the Effective Date and priced at the lower of cost or market.

         1.2 MOUNTAINVIEW agrees to assume all of LADBROKE's obligations and liabilities under the Lease due or accruing on and after the Closing Date, including, without limitation, the prompt payment, performance, discharge and satisfaction, in accordance with its terms, of all covenants, obligations and liabilities of the tenant due or accruing on and after the Closing Date and, as of the Effective Date, those obligations set forth on Schedule 1.2 hereto accruing on and after the Effective Date.

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                  1.3.1    As consideration for the assignment of the Lease and
                           the sale of the Assets to MOUNTAINVIEW, MOUNTAINVIEW agrees to pay to LADBROKE, in immediately available funds, on the Closing Date (hereinafter defined) the sum of One Million Two Hundred Twenty Five Thousand ($1,225,000) Dollars of which $925,000 shall be paid from the Escrow Fund (described in the Escrow Agreement attached hereto as Exhibit "B" (the
                           "Escrow Agreement")) and $300,000 shall be paid on the Closing Date by check. LADBROKE and MOUNTAINVIEW agree to execute and deliver the Escrow Agreement by not later than the Effective Date and MOUNTAINVIEW shall deliver to the Escrow Agent (as defined in the Escrow Agreement) on the Effective Date the amount of $925,000 to secure payment of such sum.

                  1.3.2 All real estate taxes, charges and assessments relating to the Johnstown Facility and payable by LADBROKE pursuant to the Lease shall be pro rated on a per diem basis as of midnight of the day before the Effective Date disregarding any discount or penalty and on the basis of the fiscal year of the authority levying the same. If any of the same have not been finally assessed, as of such date, for the current fiscal year of the taxing authority, then the same shall be adjusted not later than thirty days after the Effective Date based upon the most recently issued bills therefor, and shall be readjusted immediately when and if final bills are issued; but if on the day before the Effective Date the Johnstown Facility shall be affected by any special assessment, then all installments of such assessment which are to become due and payable after the day before the Effective Date shall be paid and delivered by MOUNTAINVIEW. On the Effective Date, LADBROKE shall assign to MOUTAINVIEW the deposit being held by the Landlord under the Lease and MOUNTAINVIEW shall pay the amount of such deposit to LADBROKE.

                  1.3.3 Charges for water, electricity, sewer rental, gas, and all other utilities relating to the Johnstown Facility and payable by LADBROKE pursuant to the Lease shall be pro rated on a per diem basis as of midnight of the day before the Effective Date, disregarding any discount or penalty on the basis of the fiscal year or billing period of the authority, utility or other person levying or charging for the same. If the consumption of any of the foregoing is measured by meters, then in lieu of apportionment as aforesaid, LADBROKE shall, not earlier than the day before the Effective, Date obtain a reading of each such meter and LADBROKE (or the owner of the Johnstown Facility) shall pay all charges thereunder through the date of the meter readings. If there is no such meter or if the bills for any of the foregoing have not been issued prior to Effective Date, the charges therefor shall be adjusted not later than thirty days after the Effective Date on the basis of charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued.

         1.4 On the Effective Date and at the Closing, LADBROKE and MOUNTAINVIEW shall execute and deliver such instruments and documents as their respective counsel determine are reasonably necessary and appropriate in order to effect the transactions described in this Section 1.

         1.5 LADBROKE represents and warrants to MOUNTAINVIEW as follows, which representations and warranties shall be true and correct on and as of the date hereof and, if applicable, on and as of the Effective Date and the Closing
Date:

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                  1.5.1             Washington Trotting Association, Inc. is a
                                    corporation duly organized, validly
                                    existing and in good standing under the
                                    laws of the Commonwealth of Pennsylvania.
                                    LADBROKE is a validly existing general
                                    partnership formed under the laws of the Commonwealth of Pennsylvania and of which Washington Trotting Association, Inc. and Mountain Laurel Racing, Inc. are the only partners.

                  1.5.2 LADBROKE has the full partnership power and authority to own, lease and operate its assets, property and business, and to carry on the business as and where such business is now conducted.

                  1.5.3 LADBROKE has the full legal right and power and all authority to enter into, execute, deliver and perform this Agreement, and all other instruments and documents executed and delivered pursuant hereto or thereto. The execution, delivery and performance of this Agreement (and all other documents required to effect the transactions contemplated hereby) and the consummation of the transactions contemplated herein have been duly authorized by all necessary action by LADBROKE. This Agreement and each document contemplated by this Agreement is and will be the valid and legally binding obligation of LADBROKE, enforceable against LADBROKE in accordance with its terms.

                  1.5.4 LADBROKE's operation of the Johnstown Facility complies in all material respects with all applicable laws (including, but not limited to, the Act and the rules and regulations thereunder), except where the failure to so comply would not have a material adverse effect on the operation of the Johnstown Facility.

                  1.5.5 Except as set forth in Schedule 1.5.5, LADBROKE has obtained, and maintains in full force and effect, all permits and licenses which are necessary for the conduct of the Johnstown Facility, including simulcasting operations, with pari-mutuel wagering with no restrictions not applying to all Pennsylvania licensees. Except as set forth in Schedule 1.5.5, LADBROKE knows of no basis to believe that LADBROKE is in material default, nor has received any notice of any claim of default, with respect to any such permit or license or any notice of any other claim relating to any such permit or license.

                  1.5.6 Except as set forth in Schedule 1.5.6, no consent is required in connection with the execution, delivery and performance by LADBROKE of this Agreement or the consummation of the transactions contemplated hereby.

                  1.5.7 LADBROKE is not a party to any contract pertaining to the Johnstown Facility (including the Lease) except as set forth on Schedule 1.5.7 hereto, a true and correct copy of each of which has been delivered to MOUNTAINVIEW. Each of such contracts which is to be assumed by MOUNTAINVIEW hereunder is in full force and effect, LADBROKE is not in breach of any material provision thereof nor has it received any notice from a party thereto that a breach will occur upon the happening of an event or the passage of time, and LADBROKE does not know of any material breach of any thereof by any other party thereto.

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


                  1.5.8 LADBROKE, alone, has a leasehold interest to the Johnstown Facility, pursuant to the Lease, free and clear of all mortgages, liens, claims, judgments, encumbrances, subleases, subtenancies, licenses, security interests, covenants, conditions, restrictions, right of way, easements, encroachments and any other matters affecting title, except only the items set forth in Schedule 1.5.8 attached hereto (together, the "Permitted Exceptions"). No default or breach exists under the Lease or, to LADBROKE's knowledge, under any of the covenants, conditions, restrictions, rights-of-way or easements, if any, affecting all or any portion of the Johnstown Facility. To LADBROKE's knowledge, there is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting all or any portion of the Johnstown Facility. LADBROKE has not received any written notice of any of the same and has no knowledge that any such proceeding is contemplated.

                  1.5.9 The zoning classification for the Johnstown Facility is commercial and permits the use of the Johnstown Facility as a non-primary location with pari-mutuel wagering and food and beverage service, entertainment and appurtenant parking, and to LADBROKE's knowledge, the Johnstown Facility complies in all material respects with all relevant zoning laws and ordinances affecting the Johnstown Facility. No variance, special use permits or special exceptions were issued for the construction or present use of the Johnstown Facility by LADBROKE. To LADBROKE's knowledge, there are no existing material violations of, and LADBROKE has not received any written notice, request, violation, order, claim, citation, penalty assessment, investigation or proceeding under, any laws with respect to the Johnstown Facility.

                  1.5.10            Intentionally omitted

                  1.5.11 To LADBROKE's knowledge, no portion of the Johnstown Facility is subject to or is affected by any special assessment whether or not secured by a lien on the Johnstown Facility and, to LADBROKE's knowledge, no such assessment has been proposed.

                  1.5.12 With respect to the Johnstown Facility, since LADBROKE has been a tenant thereof, LADBROKE has not done or caused to be done nor does LADBROKE know of any of the following: (i) released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or otherwise allowed to escape ("Released") any hazardous, toxic or polluting substances or wastes, including petroleum products and radioactive materials ("Hazardous Substances") at, upon, under or within the Johnstown Facility; (ii) installed any underground storage tanks, radon, asbestos materials, PCBs or urea formaldehyde insulation at the Johnstown Facility; (iii) used the Johnstown Facility for treatment, storage, recycling, or disposal of Hazardous Substances; and (iv) permitted any Hazardous Substances to be present at the Johnstown Facility excepting commercially reasonable quantities thereof in proper storage containers, as are necessary for the construction or operation of the Johnstown Facility ("Permitted Substances") in compliance with all laws.

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

                  1.5.13 The Johnstown Facility and the operations thereon are not the subject of any pending or to LADBROKE's knowledge threatened investigation, inquiry or proceeding by any governmental authority relating to environmental matters and except as set forth on Schedule 1.5.13 (true and correct copies of which have been provided to MOUNTAINVIEW), there have been no environmental inspections, reviews, studies, audits, tests or other analyses conducted by or on behalf of LADBROKE, or LADBROKE's knowledge by or on behalf of anyone else, of the Johnstown Facility or in connection with compliance with laws, rules, and regulations at the Johnstown Facility.


2.  Lease and Operation of the Johnstown Facility

         2.1 On the date hereof, effective as of the Effective Date, LADBROKE and MOUNTAINVIEW shall execute and deliver the Sublease Agreement in the form of Exhibit "C" attached hereto and the Equipment Lease Agreement in the form of Exhibit "D" attached hereto.

         2.2 LADBROKE agrees to cease conducting operations at the Johnstown Facility on the Effective Date and MOUNTAINVIEW shall operate the Johnstown Facility under its own name and racing license from the Effective Date to the Closing Date pursuant to the Equipment Lease Agreement and Sublease Agreement. From and after the Effective Date, LADBROKE shall not direct market (by any form of communication) those customers of the Johnstown Facility listed on the customer list referenced in subsection 5.2.4 below. MOUNTAINVIEW will not use the Names "Ladbroke", "Triumphs" or "The Ultimate Sports Bar" in connection with the operation or marketing of the Johnstown Facility and will change, at MOUNTAINVIEW's cost, all signs or materials at the Johnstown Facility containing such names as follows:

                  2.2.1 On the Effective Date, change all exterior signs bearing the names "Ladbroke", "Triumphs", or "The Ultimate Sports Bar" and change all interior signs bearing "Ladbroke" or "Triumphs"; and

                  2.2.2 On or before the Closing Date, change all other interior signs.


         2.3 MOUNTAINVIEW shall favorably consider hiring all employees of the Johnstown Facility presently employed there by LADBROKE as of the Effective Date (except the General Manager) and shall use its best efforts to hire such number of such employees so that the number not hired (laid off) does not exceed fifty.

         2.4 From the Effective Date to the Closing Date, MOUNTAINVIEW shall perform the following obligations and duties at its costs and expense:

                  2.4.1 Supervision and maintenance of the operations of the Johnstown Facility, conduct of pari-mutuel wagering, food and beverage service, marketing, administrative and management information systems and procedures of the Johnstown Facility;

                  2.4.2 Providing all necessary employees and independent contractors, each of whom shall, if necessary, be licensed under the Act;

                  2.4.3 Compliance with all laws and regulations affecting the operations of the Johnstown Facility including preparation and filing of required regulatory reports;

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


                  2.4.4 Placement and maintenance of insurance on such risks incident to the operations of the Johnstown Facility as appropriate; and

                  2.4.5 Providing all necessary agreements from its horsemen required to conduct pari-mutuel wagering, intrastate simulcasting and interstate simulcasting at the Johnstown Facility.

         2.5 MOUNTAINVIEW agrees that, except as otherwise consented to in writing by LADBROKE, which consent shall not be unreasonably withheld, MOUNTAINVIEW shall:

                  2.5.1 Operate the business of the Johnstown Facility in all material respects only in the ordinary and usual course;

                  2.5.2 Use its best efforts to maintain the fixtures and improvements on the Johnstown Facility owned or leased by LADBROKE; and

                  2.5.3 Use its best efforts to preserve intact the goodwill of the Johnstown Facility and maintain satisfactory relationships with patrons and others having business relationships with the Johnstown Facility.

         2.6 The parties shall file all applications or other documents, and shall cooperate in taking all actions, necessary to transfer effective as of the Effective Date, the Liquor License presently issued to LADBROKE for use at the Johnstown Facility to MOUNTAINVIEW or, if agreeable to the Parties, to issue to MOUNTAINVIEW a new Liquor License, effective as of the Effective Date, for use at the Johnstown Facility.

         2.7 So long as MOUNTAINVIEW operates the Johnstown Facility, MOUNTAINVIEW shall be responsible for paying for all of the expenses (including payments due under the Lease) incurred by it with respect to the operation of the Johnstown Facility and MOUNTAINVIEW shall receive all proceeds from the conduct of pari-mutuel wagering, admission charges, parking charges, food and beverage services charges and other revenues developed at or with respect to the Johnstown Facility from the Effective Date until the Closing Date or termination of this Agreement.

To the extent any of the provisions of this Section 2 are inconsistent with the provisions of the Sublease Agreement or the Equipment Lease Agreement, the provisions of the latter two agreements shall prevail and control.

3. MOUNTAINVIEW represents, warrants and covenants to LADBROKE as of the date hereof and the Closing Date as follows:

         3.1 Mountainview Thoroughbred Racing Association is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and MOUNTAINVIEW has the full corporate power and authority to own its assets, conduct its business as and where such business is presently conducted, and to enter into this Agreement and the transactions contemplated thereby.

         3.2 MOUNTAINVIEW's execution, delivery and performance of this Agreement, and the consummation by MOUNTAINVIEW of the transactions contemplated hereby, (a) have been duly authorized by all necessary corporate action of MOUNTAINVIEW, (b) do not constitute a violation of or default under MOUNTAINVIEW's Articles of Incorporation or bylaws or any material contract or agreement to which MOUNTAINVIEW is a party or by which MOUNTAINVIEW is bound,
(c) do not constitute a violation of any law, rule or regulation, or judgment or order, applicable to MOUNTAINVIEW, and (d) do not require the consent of, notice to or filing with any person except as set forth on Schedule 3.2 hereof. This Agreement constitutes the valid and legally binding agreement of MOUNTAINVIEW, enforceable against MOUNTAINVIEW in accordance with its terms.

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

4.  Closing.  The final consummation of the transactions contemplated by
Section 1 of this Agreement (the "Closing") shall take place on the "Closing Date". The term "Closing Date" shall mean January 4, 1999 or such other date as the Parties may agree in writing. The Closing shall take place at the offices of Eckert Seamans Cherin & Mellott, LLC, 600 Grant Street, 42nd Floor, Pittsburgh, Pennsylvania, commencing at 10:00 a.m., on the Closing Date, or at such other time or place as the parties may agree in writing.

5. MOUNTAINVIEW's Conditions to Closing. Each and every obligation of MOUNTAINVIEW to complete the Closing is subject to the satisfaction of the following conditions (any one or more of which may be waived in writing by MOUNTAINVIEW):

         5.1 MOUNTAINVIEW shall have received, at its expense, a marked-up title insurance commitment issued by a title insurer selected by MOUNTAINVIEW and licensed to do business in the Commonwealth of Pennsylvania, on ALTA Owner's Policy Form B, as amended from time to time (containing a non-imputation endorsement), requiring the title insurer to insure LADBROKE's leasehold interest to the Johnstown Facility and the assignment thereof to MOUNTAINVIEW free of any exception which could materially interfere with MOUNTAINVIEW's ability to operate the Johnstown Facility as it is now operated.

         5.2 LADBROKE shall have delivered to MOUNTAINVIEW, on or before the Closing Date (or Effective Date if so indicated below), the following, which shall be in form and substance acceptable to MOUNTAINVIEW and MOUNTAINVIEW's counsel:

                  5.2.1 Assignment and Assumption of Lease Agreement substantially in the form of Exhibit "E" hereto (the "Assigment of Lease")

                  5.2.2 Nondisturbance Agreement from the Mortgagee of the Landlord and Estoppel Certificate from the Landlord, each in customary form and to the extent required by the Lease;

                  5.2.3 Consent to Sublease from the Landlord (prior to the Effective Date);

                  5.2.4 List of all customers of the Johnstown Facility maintained by LADBROKE (prior to the Effective
                           Date);

                  5.2.5 Prior to the Effective Date, all consents of the Pennsylvania Horse Racing Commission and Harness Racing Commission required under the Act, and from the Pennsylvania Liquor Control Board. MOUNTAINVIEW agrees to cooperate with LADBROKE to obtain such consents as soon as practicable after the date hereof;

                  5.2.6 Payment of $300,000 to compensate MOUNTAINVIEW for costs incurred by it in its Altoona non-primary facility which MOUTAINVIEW is terminating, and

                  5.2.7 All such further instruments and documents which may be reasonably requested by MOUNTAINVIEW or its counsel to effectuate and carry out any provision of this Agreement and the transactions contemplated hereby.

         5.3 No proceeding shall have been instituted or threatened and be pending in writing to restrain or prevent the carrying out of the transactions contemplated hereby or to seek material damages in connection with such transactions, or would have a material adverse affect on the Johnstown Facility.


6. LADBROKE's Conditions to Closing. Each and every obligation of LADBROKE to complete the Closing is subject to the satisfaction of the following conditions (any one or more of which may be waived in writing by LADBROKE):

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         6.1      Proceedings.  No proceeding shall have been instituted or
threatened in writing, and be pending, to restrain or prevent the carrying out of the transactions contemplated hereby.

         6.2 Delivery of Documents. MOUNTAINVIEW shall have executed and/or delivered to LADBROKE on or before the Closing Date (or Effective Date, if so indicated below):

                  6.2.1    The consideration provided in Sections 1.3.1 hereof;

                  6.2.2    An Assignment of Lease;

                  6.2.3 Prior to the Effective Date, all consents of the Pennsylvania Horse Racing Commission and Harness Racing Commission required under the Act and from the Pennsylvania Liquor Control Board. LADBROKE agrees to cooperate with MOUNTAINVIEW to obtain such consents as soon as practicable after the date hereof; and

                  6.2.4 All such further documents that may be reasonably requested by LADBROKE or their counsel, in order to effectuate and carry out any provision of this Agreement and the transaction provided herein.

7.  Indemnification

         7.1 LADBROKE shall indemnify and hold harmless MOUNTAINVIEW (and its respective successors, assigns, directors and officers) from and against any and all losses, costs (including reasonable legal fees and related expenses), damages, claims and liabilities arising out of or caused by, directly or indirectly, any or all of the following:

                  7.1.1 Any misrepresentations, breach or failure of any warranty, representation or certification made by LADBROKE in this Agreement or pursuant hereto;

                  7.1.2 Any failure or refusal by LADBROKE to satisfy or perform any term or condition of this Agreement to be satisfied or performed by LADBROKE;

                  7.1.3 Any obligation relating to the operation of the Johnstown Facility imposed upon, or collected from, MOUNTAINVIEW with respect to any period ending before the Effective Date. Any such deficiency or adjustment shall be subject to indemnification under this section 7.1 notwithstanding that the same may be assessed against, imposed upon or collected from MOUNTAINVIEW; and

                  7.1.4 Any liability or obligation of LADBROKE not disclosed in this Agreement (including the Schedules and Exhibits hereto) and any liability incurred by LADBROKE with respect to the Johnstown Facility, or the operation thereof, and not required to be assumed by MOUNTAINVIEW hereunder, after the Effective Date with respect to period prior to the Effective Date.

         7.2 MOUNTAINVIEW shall indemnify and hold harmless LADBROKE (and its respective successors, assigns, directors and officers) from and against any and all losses, costs (including reasonable legal fees and related expenses), damages, claims and liabilities arising out of or caused by, directly or indirectly, any or all of the following:

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

                  7.2.1 Any misrepresentations, breach or failure of any warranty, representation or certification made by MOUNTAINVIEW in this Agreement or pursuant hereto;

                  7.2.2 Any failure or refusal by MOUNTAINVIEW to satisfy or perform any term or condition of this Agreement to be satisfied or performed by MOUNTAINVIEW; and

                  7.2.3 Any obligation relating to the operation of the Johnstown Facility imposed upon, or collected from LADBROKE with respect to any period ending after the Effective Date (unless this Agreement is terminated pursuant to Section 9 hereof, in which event such period shall end on the date of such termination) unless such obligation is not assumed by MOUNTAINVIEW hereunder. Any such deficiency or adjustment shall be subject to indemnification under this Section notwithstanding that the same may be assessed against, imposed upon or collected from LADBROKE.

         7.3 All claims for indemnification hereunder shall be writing and shall set forth in reasonable detail the basis for the claim. Claims for indemnification shall be made no later than eighteen months after the Closing Date.

         7.4 An indemnified party under Section 7.1 or 7.2 hereof shall give prompt written notice to the indemnifying party (when and to the extent that the indemnified party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought, and the indemnifying party, through counsel reasonable satisfactory to the indemnified party, shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense. In any event, if the indemnifying party fails to assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in Section 7.1 and 7.2 hereof, as the case may be. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of the indemnified party without the prior written consent of such indemnified party (which shall not be unreasonably withheld). Notwithstanding anything in this Section 7.4 to the contrary, the indemnifying party shall not, without the written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding, or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments. The provisions of this Section 7 shall survive termination of this Agreement.

         7.5 No indemnification shall be sought under this Section 7 unless and until losses suffered by the Party seeking indemnification exceed $10,000 and then only for the amount in excess of such amount. The amount payable by either Party as indemnification under this Section 7 shall not exceed $925,000.


8.  Covenants and Agreements. The parties hereto covenant and agree as follows:

         8.1 LADBROKE, for itself and any of its affiliates, agrees not to establish, own, lease, manage or operate, directly or indirectly, any non-primary location (as defined in the Act) for a period of 14 years from the Effective Date within thirty five air miles of (1) the Johnstown Facility, (2) MOUNTAINVIEW's proposed Altoona, Pennsylvania non-primary facility or (3) the existing Erie, Pennsylvania non-primary location operated by an affiliate of MOUNTAINVIEW. Notwithstanding the foregoing and without being in violation or breach thereof, LADBROKE may continue to operate its existing Greensburg, Pennsylvania non-primary location (the "Greensburg Facility") at its present place of operation or relocate the Greensburg Facility within four miles of its present place of operation. In addition, LADBROKE agrees, for a period of 14 years from the Effective Date, not to establish the non-primary location made available to it upon the transfer of the Johnstown Facility hereunder at or on a site east of Greensburg, Pennsylvania. Except as expressly provided herein, this Agreement shall not be construed to otherwise prohibit or restrict the establishment, ownership, leasing, management, operation or relocation of a LADBROKE non-primary location.

         8.2 MOUNTAINVIEW, for itself and any of its affiliates, agrees not to establish, own, lease, manage or operate, directly or indirectly, any non-primary location (as defined in the Act) for a period of 14 years from the Effective Date within thirty five air miles of LADBROKE's (1) existing New Castle, Pennsylvania non-primary location or (2) proposed Seven Springs, Pennsylvania non-primary location but only, in the case of Seven Springs, if a phase one application for such facility has been approved by the Pennsylvania Harness Racing Commission with eighteen months of the Effective Date. Notwithstanding the foregoing and without being in violation or breach thereof, MOUNTAINVIEW may operate the Johnstown Facility at its present place of operation or relocate the Johnstown Facility within four miles of its present place of operation. Except as expressly provided herein, this Agreement shall not be construed to otherwise prohibit or restrict the establishment, ownership, leasing, management, operation or relocation of a MOUNTAINVIEW non-primary location.

         8.3 There are attached hereto as Exhibit "F" a series of maps which identify, with particularity, the restrictions set forth in Sections 8.1 and 8.2 above. If the maps are inconsistent with the provisions of subsections
8.1 and 8.2 above, the provisions of such subsections shall prevail and control.

         8.4 From the date hereof through the Effective Date, LADBROKE shall allow, during normal business hours, the employees, attorneys, accountants, and other representatives of MOUNTAINVIEW free and full access to the files, books and records of LADBROKE pertaining to the operation of the Johnstown Facility, including, without limitation, title documents, leases, insurance policies, accounts, financial statements, employee files, and all
other relevant operating data.   The employees of MOUNTAINVIEW may interview
and meet with management and other employees of LADBROKE and shall have access to the operating properties of the Johnstown Facility upon coordination of the same with the general manager of the Johnstown Facility. MOUNTAINVIEW's investigation shall not affect, limit, eliminate or modify the warranties and representations of LADBROKE hereunder.

         8.5 LADBROKE shall promptly notify MOUNTAINVIEW of any proceedings, which, after the date hereof and on or prior to the Effective Date, are threatened or commenced against LADBROKE, against any officer, partner, employee, consultant, agent or shareholder with respect to the affairs of LADBROKE, and in each case which in any way could affect the operation of the Johnstown Facility.

         8.6 LADBROKE and MOUNTAINVIEW, and their respective officers and directors, will use their best efforts to ensure that all closing conditions are satisfied.

         8.7 Between the date hereof and the Closing Date, neither Party shall issue any press release concerning this Agreement, or divulge the existence or provisions hereof to any person (except their respective officers, directors, employees and consultants) without the prior written permission from the Chairman or CFO of MOUNTAINVIEW in the case of LADBROKE or a Vice President of LADBROKE in the case of MOUNTAINVIEW, except as shall be required by law or necessary to obtain the consents or approvals required to consummate the transactions contemplated hereby.


9.  Termination. This Agreement shall be terminated:

         9.1      At any time by the written agreement of the Parties;

         9.2 By MOUNTAINVIEW or LADBROKE at any time, and upon five day's prior notice, in its sole and absolute discretion, if the Closing is not completed on or before January 4, 1999 and such failure is not the fault of the Party seeking to terminate; or

         9.3 If either Pennsylvania Racing Commission finally determines that it will not grant a consent necessary to consummate the transaction contemplated hereby or the Pennsylvania Liquor Control Board denies the transfer of the liquor license or the grant of a new liquor license as described in Section 2.6 hereof.

10.  Miscellaneous.

         10.1 Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally to the addressee, telecopied to the addressee or mailed, certified or registered mail or express mail; postage prepaid, or sent by a nationally recognized courier service (which provides a receipt of delivery), services charges prepaid, and shall be deemed given if delivered personally or telecopied, when so delivered personally or telecopied, if by certified or registered mail, four days after the date of mailing or if express mailed or sent by a nationally recognized courier service, two days after the date of mailing, as follows:


         If to MOUNTAINVIEW:

         Peter M. Carlino
         Chairman and Chief Executive Officer
         Penn National Gaming, Inc.
         825 Berkshire Boulevard, Suite 200
         Wyomissing, PA  19610
         Facsimile No.:  (610)  376-2842

         With a copy to:

         Robert P. Krauss, Esquire
         Mesirov Gelman Jaffe Cramer & Jamieson, LLP
         1735 Market Street
         Philadelphia, PA  19103
         Facsimile No.:  (215)  994-1111

         If to LADBROKE:

         Randy Edmonds
         General Manager
         Ladbroke Racing Pennsylvania, Inc.
         P.O. Box 499
         Meadow Lands, PA  15347
         Facsimile No.:  (724)  225-9347

         With a copy to:

         Stuart A. Williams, Esquire
         Eckert Seamans Cherin & Mellott, LLC
         600 Grant Street
         42nd Floor
         Pittsburgh, PA  15219
         Facsimile No.:  (412)  566-6099

         and to such other address or addresses as MOUNTAINVIEW or LADBROKE, as the case may be, may designate to the other by notice as set forth above.

         10.2 This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement
(or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         10.3 All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns. This Agreement, together with the Schedules and Exhibits hereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings with respect to such subject matter.

         10.4 This Agreement and the rights and obligations of the parties hereto shall not be assigned by any party to any one or more Person, except MOUNTAINVIEW may assign and/or delegate any or all of its rights and obligations hereunder to an Affiliate (as defined in the Securities Exchange Act of 1934, as amended) of MOUNTAINVIEW; provided that no such assignment and/or delegation shall relieve MOUNTAINVIEW from any of MOUNTAINVIEW's liability hereunder. Nothing in this Agreement, unless otherwise expressly provided, is intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         10.5 If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

         10.6 Other than for claims seeking equitable relief, any claim, controversy, demand, dispute or difference between or among the parties hereto arising out of, or by virtue of, or in connection with, or relating to this Agreement shall be submitted and settled by arbitration before the American Arbitration Association in Harrisburg, Pennsylvania. The parties agree to bear joint and equal responsibility for all fees, abide by any decision rendered as final and binding, and waive the right to submit any dispute to a public tribunal for a jury or non-jury trial. Judgments upon any award may be entered in any court of competent jurisdiction.

         10.7 This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made, delivered and to be performed entirely within the Commonwealth of Pennsylvania.

         10.8. This Agreement may be executed in two or more counterparts, each or which shall be deemed an original but all of which together shall constitute one and the same instrument.

         10.9 In the event of any default hereunder by LADBROKE or MOUNTAINVIEW, in addition to all other remedies available at law or in equity, the remedy of specific performance shall be available.

         10.10 Whether or not the transactions contemplated by this Agreement shall be consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying into effect this Agreement and the transactions contemplated hereby.


                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    Ladbroke Racing Management-Pennsylvania

                                    By:  Mountain Laurel Racing, Inc.
                                         General Partner



                                    By:/s/ John Swiatek
                                       ----------------------------
                                       John Swiatek, Vice President

                                                      and

                                    By:  Washington Trotting Association, Inc.

                                    By:/s/ John Swiatek
                                       ----------------------------
                                       John Swiatek, Vice President


                                    Mountainview Thoroughbred Racing
                                    Association


                                    By:/s/ William J. Bork
                                       -------------------------------
                                       William J. Bork, Vice President

Mountain Laurel Racing, Inc. and Washington Trotting Association, Inc. hereby join this Agreement for the sole and limited purpose of performing the provisions of Sections 1.1., 2.6, 5.2.4, 5.2.5, and 6.2.3 hereof, to the extent applicable to either or both of them.


Mountain Laurel Racing, Inc.              Washington Trotting Association, Inc.



By:/s/ John Swiatek                       By:/s/ John Swiatek
   ----------------------------              ----------------------------
   John Swiatek, Vice President              John Swiatek, Vice President